                                                                       EXHIBIT 8


                        TAX OPINION OF ERNST & YOUNG LLP

Ernst & Young LLP               Suite 2800                   Phone: 404 874 8300
                                600 Peachtree Street
                                Atlanta, Georgia 30308-2215




November 7, 1996


Atlantic Southeast Airlines, Inc.
ASA Holdings, Inc.
100 Hartsfield Centre Parkway, Suite 800
Atlanta, Georgia 30354

     You have requested our opinion as to certain Federal income tax consequences arising from the merger of a newly created subsidiary of ASA Holdings, Inc. ("Holdings"), which is a newly created subsidiary of Atlantic Southeast Airlines, Inc. ("ASA"), with and into ASA ("the Holding Company Formation"), and the subsequent distribution of the stock of ASA Investments, Inc. ("ASAI") by ASA to Holdings ("the Distribution"), as discussed below. In rendering this opinion, we have relied upon the information set forth below under the heading "Facts" and the information, presented by the management of ASA and Holdings to us in the following documents (the "Documents"):


          1. The Statement of Facts and Representations, dated November 7, 1996 (the "Statement of Facts and Representations"), provided by the management of ASA and Holdings;



          2. The Amended and Restated Agreement and Plan of Merger among Holdings, ASA and Atlantic Southeast Merging Co. ("MergerSub") dated November 6, 1996; and



          3. The Form S-4 Registration Statement Under the Securities Act of 1933 and accompanying exhibits dated November 7, 1996 (hereinafter collectively referred to as the "Registration Statement").


     You have advised us that the information contained in the Documents, and as set forth below, provide an accurate and complete description of the facts and circumstances concerning the Holding Company Formation and the Distribution. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the information set forth below under the heading "Facts" and in the Documents for purposes of this opinion. Any changes to the information or to the Documents may affect the conclusions stated herein.

     We understand that you will include a reference to Ernst & Young LLP and our opinion in the Registration Statement, and will include a copy of our opinion as an exhibit thereto. Subject to our prior review and approval, we consent to such reference and a copy of our opinion with that filing.




      Ernst & Young LLP is a member of Ernst & Young International, Ltd.

Atlantic Southeast Airlines, Inc.                                         Page 2
ASA Holdings, Inc.                                              November 7, 1996


                                     FACTS

     You have represented to us certain facts and circumstances contained in the Statement of Facts and Representations. Additionally, you have represented the following to us:

     ASA is a Georgia corporation formed in 1979 which is engaged in the operation of a regional airline. ASA has a marketing agreement with Delta Air Lines, Inc. ("Delta") whereby its flights are listed as Delta connecting flights. In addition to operating the airline, ASA also owns and leases equipment, property, and facilities used to operate the airline.

     ASA is authorized to issue up to 50,000,000 shares of common stock ("ASA Common Stock"), $0.10 par value per share, of which approximately 30,113,570 shares of the ASA Common Stock are outstanding, and no shares of any other class are authorized or outstanding.

     Delta Airlines Holdings, Inc., a wholly owned subsidiary of Delta, owns approximately 26.5 percent of ASA's outstanding stock. The remaining shares are owned by the public. Additionally, pursuant to reports filed with the Securities and Exchange Commission, and information provided to management of ASA, (i) Fidelity Management & Research Company ("Fidelity") is the manager of numerous separate diversified, open-end management investment companies commonly referred to as mutual funds, (ii) Fidelity manages mutual funds which own, in the aggregate, approximately 10 percent of ASA's outstanding stock, (iii) management of ASA and Holdings have no knowledge that any single Fidelity mutual fund owns 5 percent or more of ASA's outstanding stock. All of ASA's shares are traded on The Nasdaq Stock Market's National Market System.

     Since 1987, ASA has had a stock repurchase program in effect which permits its management, in its discretion, to purchase shares of ASA Common Stock when it deems it appropriate. As a result of prior purchases under this program, shares have been purchased and held by ASA as treasury stock. These shares were purchased by ASA because management believed that such purchases were a good investment of ASA's resources based on existing market conditions. As part of the Holding Company Formation, ASA will cancel all of its treasury shares.

     ASAI, a Delaware corporation incorporated on July 15, 1986, is a wholly owned subsidiary of ASA. The sole business of ASAI has been to invest certain cash assets contributed to it by ASA. ASAI has total assets with a fair market value of approximately $150 million.

     Holdings, a Georgia corporation, was formed by ASA to act as the direct holding company of ASA and ASAI upon the consummation of the Holding Company Formation and the Distribution. Holdings is authorized to issue up to 150,000,000 shares of common stock (the "Holdings Common Stock"), $0.10 par value, and no other shares of any other class are authorized. Immediately prior to the Holding Company Formation, there will be no shares of Holdings Common Stock issued and outstanding other than the shares held by ASA. The management of ASA and Holdings expect that Holdings will have a stock repurchase program similar to ASA's.

     It is anticipated after the consummation of the Holding Company Formation, the Stock Purchase Agreement dated May 28, 1986 between ASA and Delta will be modified making Holdings a party and providing Delta with the right to nominate up to two directors to Holdings' Board of Directors so long as Delta continues to own (directly or indirectly) at least 10 percent of the outstanding Holdings Common Stock after the Holding Company Formation.

Atlantic Southeast Airlines, Inc.                                         Page 3
ASA Holdings, Inc.                                              November 7, 1996


     MergerSub, a Georgia corporation, will be formed as a wholly owned subsidiary of Holdings solely for the purpose of effectuating the Holding Company Formation.

     ASA and ASAI file a consolidated Federal income tax return. After the consummation of the Holding Company Formation and the Distribution, Holdings, as the common parent of ASA and ASAI, will also file a consolidated Federal income tax for the group.

                               BUSINESS PURPOSES

     As indicated in the Registration Statement, and as you have advised us, the Holding Company Formation and the Distribution are being undertaken to confer the following benefits:

          (1) The Holding Company Formation will provide greater flexibility to Holdings and its subsidiaries by making available a greater selection of financing, acquisition, and organizational alternatives than are available to ASA under its current corporate structure. For example, the Holding Company Formation will permit Holdings to acquire additional businesses directly rather than through ASA, thereby permitting these businesses to remain independent of ASA's present operations, and free from any direct constraints on ASA imposed by credit agreements, regulatory requirements, or otherwise.

          (2) The Distribution will provide Holdings, through its ownership in ASAI, approximately $150 million of assets that are free of the restrictive covenants in ASA's credit agreements and lease arrangements. Holdings could use these funds without being subject to the restrictive covenants currently imposed on ASA.

                             PROPOSED TRANSACTIONS

     To accomplish the business purposes set forth above, the following transactions are proposed:

          (i) ASA formed Holdings and contributed a note (the "Holdings Capital Note") to Holdings of a nominal amount to supply minimal capital.

          (ii) Holdings will form MergerSub and will contribute a note (the "MergerSub Capital Note") to MergerSub of a nominal amount to supply minimal capital.

          (iii) Pursuant to Georgia Business Corporation Code, MergerSub will merge with and into ASA, with ASA surviving. As a result of such merger, the following shall occur: (a) each issued and outstanding share of ASA Common Stock (other than treasury shares, which will be canceled as part of the Holding Company Formation) will be automatically deemed converted into one share of Holdings Common Stock; (b) each issued and outstanding share of common stock of MergerSub will be automatically deemed converted into shares of ASA Common Stock; (c) the shares of Holdings Common Stock that are held by ASA immediately prior to the merger will be canceled; and (d) the Holdings Capital Note and the MergerSub Capital Note will be canceled. Further, pursuant to Georgia Business Corporation Code, holders of the ASA Common Stock do not have the right to dissent with respect to the Holding Company Formation and receive payment for the "fair value" of their shares.

          (iv) Subsequent to the effective date of the Holding Company Formation, ASA will distribute all of its shares in ASAI to Holdings.

Atlantic Southeast Airlines, Inc.                                         Page 4
ASA Holdings, Inc.                                              November 7, 1996


     Following the consummation of the Holding Company Formation and the Distribution, ASA and ASAI will each be wholly owned subsidiaries of Holdings and the current shareholders of ASA will be shareholders of Holdings, each owning exactly the same proportionate interest in Holdings as their proportionate interests in ASA immediately before the Holding Company Formation.

                                REPRESENTATIONS

     You have made the following representations to us in connection with the proposed Holding Company Formation and the Distribution as described in the section entitled "PROPOSED TRANSACTIONS," above:

          (a) Holdings will not issue stock or securities in consideration for services rendered to or for the benefit of Holdings in connection with the conversion of the ASA Common Stock into Holdings Common Stock.

          (b) In connection with the Holding Company Formation, Holdings will not issue stock or securities for indebtedness of Holdings that is not evidenced by a security, or for interest on indebtedness of Holdings.

          (c) The ASA Common Stock converted into Holdings Common Stock in the Holding Company Formation is not subject to any liability of the ASA shareholders and no liability of any ASA shareholder will be assumed by Holdings in the Holding Company Formation.

          (d) The Holding Company Formation is not the result of the solicitation by a promoter, broker, or investment banking house.

          (e) The ASA shareholders will not retain any rights in the ASA Common Stock converted into Holdings Company Stock in the Holding Company Formation.

          (f) There is no indebtedness between the ASA shareholders and Holdings, and there will be no indebtedness created in favor of the ASA shareholders as a result of the Holding Company Formation.

          (g) The conversion of ASA Common Stock into Holdings Common Stock will occur under a plan agreed upon before the Holding Company Formation in which the rights of the ASA shareholders and Holdings are defined.

          (h) All exchanges comprising the conversion of ASA Common Stock into Holdings Common Stock will occur on approximately the same date.

          (i) With the exception of any repurchases by Holdings pursuant to its contemplated share repurchase program, which will be separate and independent of the Holding Company Formation, there is no plan or intention on the part of Holdings to redeem or otherwise reacquire any stock or indebtedness to be issued in the Holding Company Formation.

          (j) Taking into account any planned issuance of additional shares of Holdings Common Stock; any issuance of Holdings Common Stock in consideration for services; the exercise of any Holdings Common Stock rights, warrants, or subscriptions; a public offering of Holdings Common Stock; and the sale, exchange, transfer by gift, or other disposition of any Holdings Common Stock received in connection with the Holding Company Formation, after the Holding Company Formation the ASA shareholders will
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Atlantic Southeast Airlines, Inc.                                         Page 5
ASA Holdings, Inc.                                              November 7, 1996


     own Holdings stock possessing at least 80% of the total combined voting power of all classes of Holdings stock entitled to vote and at least 80% of the total number of shares of all other classes of Holdings stock.

          (k) As part of the Holding Company Formation, the ASA Common Stock held by the ASA shareholders immediately before the Holding Company Formation will be converted into Holdings Common Stock that has a fair market value as of the effective date of the Holding Company Formation approximately equal to the fair market value of such ASA Common Stock immediately before the Holding Company Formation.

          (l) Following the Holding Company Formation, Holdings will remain in existence and retain the ASA Common Stock.

          (m) ASA will pay all of the expenses, if any, of Holdings, ASA, MergerSub, and ASAI incurred in connection with the Holding Company Formation and the Distribution. ASA and Holdings will not pay any expenses of the ASA shareholders.

          (n) Holdings will not be (a) a regulated investment company, (b) a real estate investment trust, or (c) a corporation more than 80% of the total value of whose assets (excluding cash and nonconvertible debt obligations from consideration) are held for investment. In making the determination under (c), Holdings' stock ownership in ASA and ASAI is disregarded, and Holdings is deemed to own the assets held by those corporations.

          (o) To the actual knowledge of management of ASA and Holdings, no ASA shareholder is under the jurisdiction of a court in a title 11 or similar case, and the Holdings Common Stock received by the ASA shareholders in the Holding Company Formation will not be used to satisfy the indebtedness of any such debtor.

          (p) Holdings will not be a corporation the principal activity of which is the performance of personal services substantially performed by employee-owners.

          (q) To the actual knowledge of management of ASA and Holdings, there is no existing plan or intention by the ASA shareholders who own 5 percent or more of the ASA Common Stock and there is no plan or intention on the part of the remaining ASA shareholders to sell, exchange, or otherwise dispose of a number of shares of Holdings Common Stock received in the Holding Company Formation that would reduce the ASA shareholders' ownership of Holdings Common Stock to a number of shares having a value, immediately following the Holding Company Formation, of less than 50 percent of the value of all of the ASA Common Stock outstanding immediately before the Holding Company Formation. Shares of ASA Common Stock and shares of Holdings Common Stock held by shareholders who were ASA shareholders immediately before the Holding Company Formation and otherwise sold, redeemed, or disposed of prior or subsequent to the Holding Company Formation have been considered in making this representation.

          (r) ASA has no plan or intention to issue additional shares after the Holding Company Formation so that, if such shares were issued after the Holding Company Formation Holdings would own ASA shares possessing less than 80% of the total combined voting power of all classes of stock entitled to vote or less than 80% of the total number of shares of all other classes of ASA stock.

          (s) Holdings has no current plan or intention to liquidate ASA; to merge ASA into another corporation; to cause ASA to sell or otherwise dispose of any of its assets, except for the Distribution and

Atlantic Southeast Airlines, Inc.                                         Page 6
ASA Holdings, Inc.                                              November 7, 1996


     dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the ASA Common Stock received in the Holding Company Formation.

          (t) The ASA Common Stock outstanding before the Holding Company Formation will be converted solely into Holdings Common Stock. No ASA Common Stock will be redeemed for cash or other property furnished by Holdings, and Holdings will provide no other consideration to the ASA shareholders as part of the Holding Company Formation.

          (u) At the time of the Holding Company Formation, ASA will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in ASA that, if exercised or converted, would cause Holdings to own ASA shares possessing less than 80% of the total combined voting power of all classes of ASA stock entitled to vote or less than 80% of the total number of shares of all other classes of ASA stock.

          (v) Holdings does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of ASA.

          (w) Following the Holding Company Formation, ASA will continue its historic business or use a significant portion of its historic business assets in a business.

          (x) On the date of the Holding Company Formation, the fair market value of the assets of ASA will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

          (y) ASA and Holdings are not under the jurisdiction of a court in a Title 11 or similar case.

                           MEMORANDUM OF AUTHORITIES

     For information purposes, we have provided the following discussion of the authorities we deemed applicable to the rendering of the foregoing opinion.

1. APPLICABLE PROVISIONS

  A. SECTION 351 -- TRANSFER TO A CORPORATION

     Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code") provides that no gain or loss is recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and, immediately after the exchange, the transferors are in "control" of the transferee as defined in Section 368(c) of the Code. For purposes of Section 368(c), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

     Provided that a transaction qualifies under Section 351, the following additional provisions apply. Section 358 provides generally that the basis of the stock received by a transferor is equal to the basis of the property transferred. Section 1223(l) of the Code provides that, in determining the period for which a taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged is included if the property has, for purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as the property exchanged, and the property exchanged constitutes a capital asset at the time of the exchange. Section 1032(a) provides that no gain or loss is recognized to a corporation on the receipt of money or other property in exchange for its stock.

Atlantic Southeast Airlines, Inc.                                         Page 7
ASA Holdings, Inc.                                              November 7, 1996


  B. SECTION 351 -- HOLDING COMPANY FORMATION

     A transaction which takes the form of a reverse triangular merger may be treated as a transfer of stock. See Rev. Rul. 67-448, 1967-2 C.B. 144, and Rev. Rul. 73-427, 1973-2 C.B. 301, in which corporations which were formed solely to be acquired in a merger were disregarded as transitory, and the transactions were characterized according to their substance. In this case, the substance of the transaction is that the ASA shareholders will transfer their stock to Holdings in exchange for Holdings stock. In fact, the Internal Revenue Service (the "Service") has ruled that transactions such as this one, in which a holding company is formed through a reverse triangular merger, are to be treated as
Section 351 exchanges. See, for example, PLRs 8901035 (October 6, 1988), 8742079 (July 24, 1987), 8737044 (June 15, 1987), 8732020 (May 8, 1987), 8726014 (March
25, 1987).(1)

  C. TYPE B REORGANIZATION -- HOLDING COMPANY FORMATION

     Section 368(a)(1)(B) of the Code provides that the term reorganization (a "Type B Reorganization") includes the acquisition by one corporation, in exchange solely for its voting stock, of stock of another corporation, if, immediately after the acquisition, the acquiring corporation has control (within the meaning of Section 368(c) above) of the target. As described in paragraph b. above, the Service has ruled that a transaction which may take the form of reverse triangular merger will be treated as a transfer/acquisition of stock which (if it otherwise so qualifies) may be treated as a Type B Reorganization. See Rev. Rul. 67-448, 1967-2 C.B. 144. Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

     Provided that a transaction qualifies as a Type B Reorganization, the following additional provisions apply. Section 354 of the Code provides that the shareholders of the acquired corporation (here ASA) recognize no gain or loss upon the exchange of their stock for stock of the acquiring corporation (here Holdings). Section 358 of the Code provides that the basis of the stock of the acquiring corporation received by the shareholders of the acquired corporation is generally the same as the basis of the stock surrendered in exchange therefor. Section 1223(l) of the Code provides that, in determining the period for which a taxpayer has held property received in an exchange, the period for which the taxpayer held the property exchanged is included if the property has, for purposes of determining gain or loss from a sale or exchange, the same basis in whole or in part in the taxpayer's hands as the property exchanged, and the property exchanged constitutes a capital asset at the time of the exchange.
Section 1032 provides that no gain or loss is recognized to a corporation upon the receipt of property in exchange for its stock.

  D. THE DISTRIBUTION

     Section 301 of the Code provides rules applicable to a distribution of property by a corporation to its shareholders with respect to its stock. Section 301(c)(1) of the Code generally provides that a dividend is

---------------

(1) Pursuant to Section 6110(j)(3) of the Code, the private letter rulings cited in this opinion letter are not used or cited as precedent but rather as evidence of the Service's long-standing position in interpreting the law and as evidence of the general understanding of the law at the time the ruling was issued. See, e.g., Telecommunications, Inc. v. Commissioners, 95 T.C. 495 (1990).

Atlantic Southeast Airlines, Inc.                                         Page 8
ASA Holdings, Inc.                                              November 7, 1996


included in gross income. Section 316(a) of the Code provides, as a general rule, that the term "dividend" means any distribution of property made by a corporation to its shareholders out of its earnings and profits.

     Treas. Reg. sec. 1.1502-13(f) provides additional special rules for intercompany distributions to which Section 301 applies. Treas. Reg.
sec. 1.1502-13(f)(2)(ii) provides that an intercompany distribution is not included in the gross income of the distributee member, so long as the distribution results in a corresponding negative adjustment reflected under Treas. Reg. sec. 1.1502-32 in the distributee member's basis in the distributing member's stock. Treas. Reg. sec. 1.1502-32(b)(2)(iv) generally provides that an intercompany distribution would produce a negative investment adjustment.

     Section 311(b)(1) of the Code provides generally that if a corporation distributes property to a shareholder in a distribution to which Section 301 applies, then gain shall be recognized to the distributing corporation (in an amount equal to the excess of the property's fair market value over its adjusted basis) as if such property were sold to the distributee.

     Treas. Reg. sec. 1.1502-13(c) provides a "matching rule," whereby a seller's ("S's") income, gain, deduction, and loss from an intercompany transaction is generally deferred, and is taken into account only when the buyer ("B") takes into account its corresponding items. Treas. Reg. sec. 1.1502-13(d) provides an "acceleration rule," whereby S's deferred gain or loss could also be triggered when, among other things, S or B leaves the group, or the property is no longer held by a member of the group. Treas. Reg. sec. 1.1502-13(f)(2)(iii) provides, in part, that the principles of Section 311(b) apply to the distributing member's loss, as well as gain, from an intercompany distribution of property. Thus, the distributing member's gain or loss is deferred and is taken into account under the matching rule or the acceleration rule, discussed in this paragraph.

2. DISCUSSION OF THE PROPOSED TRANSACTIONS

     The following is a discussion of certain Federal income tax consequences of the Holding Company Formation and the Distribution.

THE HOLDING COMPANY FORMATION

     The Holding Company Formation described in Steps (i), (ii), and (iii) under the above heading "Proposed Transaction" will qualify for tax-free treatment under Sections 351 of the Code because the transaction will meet the requirements set forth above. As described above, the Service has consistently held that the formation of a holding company structure by utilizing a reverse subsidiary merger qualifies under Section 351 of the Code. See Rev. Rul. 67-448, and Rev. Rul. 73-427, supra. Because the ASA shareholders will receive at least 80 percent of the outstanding common stock of Holdings, and because Holdings will have no other class of stock outstanding, the ASA shareholders will obtain control of Holdings as defined in Section 368(c). Similarly, the Holding Company Formation will qualify as a Type B Reorganization. Thus, since Holdings has solely voting stock outstanding, solely voting stock of Holdings will be issued in the exchange. After the exchange, Holdings will be in control of ASA with the meaning of Section 368(c) of the Code.

     Under Treas. Reg. sec. 1.1502-75(d)(2)(ii), an affiliated group filing a consolidated return is considered as remaining in existence where a parent transfers substantially all of its assets to one or more subsidiaries. In Rev. Rul. 82-152, 1982-2 C.B. 205, the Service held that, in a transaction similar to the proposed transaction, the principles of Treas. Reg. sec. 1.1502-75(d)(2)(ii) will apply. As a result, the current affiliated group with ASA as the common parent (the "ASA group") will be treated as remaining in existence within the meaning

Atlantic Southeast Airlines, Inc.                                         Page 9
ASA Holdings, Inc.                                              November 7, 1996


of Treas. Reg. sec. 1.1502-75(d)(2)(ii), with Holdings becoming the common parent of the affiliated group. In such case, the members of the ASA group will not close their taxable years, and will remain on the taxable year previously used by the ASA group. Treas. Reg. sec. 1.1502-75(d)(2)(iii).

     In the case of a transaction in which a corporation succeeds another corporation as the common parent of a consolidated group under the principles of Treas. Reg. sec. 1.1502-75(d)(2) (a "group structure change"), special rules apply to determine the basis of the stock of the former parent in the hands of the new holding company, as well as the earnings and profits of the new holding company. As discussed in the paragraph above, we believe that the proposed transaction will be governed by Treas. Reg. sec. 1.1502-75(d)(2)(ii) and, thereby, will constitute a group structure change. Under Treas. Reg.
sec. 1.1502-31, following the group structure change, the basis of the stock of the former common parent (ASA) in the hands of the owning member (Holdings) is equal generally to the former common parent's net basis in its assets. For this purpose, net basis is generally the excess of the former common parent's basis in its assets over its liabilities and the liabilities to which its assets are subject. Treas. Reg. sec. 1.1502-31(c). Under Treas. Reg. sec. 1.1502-33, in the case of a group structure change, the earnings and profits of the new common parent (Holdings) are adjusted to reflect the earnings and profits of the former common parent (ASA).

THE DISTRIBUTION

     The Distribution should be treated as a distribution of property made by a corporation to a shareholder with respect to its stock under Section 301 of the Code. As the Distribution will be an intercompany distribution between ASA and Holdings, Treas. Reg. sec. 1.1502-13(f)(2)(ii) will apply to exclude from the gross income of Holdings the amount, in value, of the ASAI stock distributed. Pursuant to Treas. Reg. sec. 1.1502-13(f)(2)(iii) and -13(f)(5)(i), to the extent gain or loss, if any, is realized by ASA on the Distribution that gain or loss will be deferred, and taken into account later at the time and in the manner described in Treas. Reg. sec. 1.1502-13.

                   FEDERAL INCOME TAX CONSEQUENCES -- OPINION

     It is our opinion that the following results will apply with respect to the Holding Company Formation:

          (1) The formation of MergerSub and its merger with and into ASA will be disregarded for Federal income tax purposes and the Holding Company Formation will be treated as a transfer by the ASA shareholders of their ASA Common Stock to Holdings solely in exchange for shares of Holdings Common Stock. That deemed transfer will constitute an exchange within the meaning of Section 351(a) of the Code and a reorganization described in
     Section 368(a)(1)(B) of the Code.

          (2) No gain or loss will be recognized by the ASA shareholders upon the conversion of ASA Common Stock into Holdings Common Stock pursuant to the Holding Company Formation.

          (3) The tax basis of the Holdings Common Stock to be received by the ASA shareholders will be the same as the tax basis of the ASA Common Stock converted into Holdings Common Stock pursuant to the Holding Company Formation.

          (4) The holding period of the Holdings Common Stock to be received by the ASA shareholders will include the period during which the ASA Common Stock converted into Holdings Common Stock pursuant to the Holding Company Formation was held, provided the ASA Common Stock was held as a capital asset on the date of the Holding Company Formation.

Atlantic Southeast Airlines, Inc.                                        Page 10
ASA Holdings, Inc.                                              November 7, 1996


          (5) No gain or loss will be recognized by Holdings, ASA, MergerSub, or ASAI pursuant to the Holding Company Formation.

          (6) Holdings' tax basis in the stock of ASA immediately after the Holding Company Formation will be equal to ASA's net tax basis in its assets immediately after the Holding Company Formation.

          (7) The affiliated group of which ASA was the common parent immediately prior to the Holding Company Formation will remain in existence with Holdings as the new common parent.

          (8) The members of the affiliated group of which ASA was the common parent will not close their taxable years as a result of the Holding Company Formation, and will remain on the taxable year presently used by the ASA group.

          (9) Following the Holding Company Formation, the earnings and profits of Holdings will be adjusted to reflect the earnings and profits of ASA.

     It is our opinion that the following results will apply with respect to the
Distribution:

          (10) The Distribution will not be included in the gross income of Holdings.

          (11) No gain or loss will be recognized by Holdings, ASAI, or the ASA shareholders upon the distribution by ASA of all of the outstanding stock of ASAI to Holdings.

          (12) To the extent gain or loss, if any, is realized by ASA upon the distribution by ASA of all of the outstanding stock of ASAI to Holdings, such gain or loss will be recognized under the principles of Section 311(b)(1) of the Code but deferred by ASA and taken into account by ASA at the time and in the manner described in Treas. Reg. sec. 1.1502-13.

          (13) As a result of the Distribution, the adjusted tax basis of the ASA Common Stock in the hands of Holdings will be reduced by the value of the ASAI stock distributed to Holdings in the Distribution.

                                SCOPE OF OPINION

     The scope of this opinion is expressly limited to the Federal income tax issues specifically addressed in (1) through (13) in the section titled "FEDERAL INCOME TAX CONSEQUENCES -- OPINION," above as related to the Holding Company Formation and the Distribution. Our opinion has not been requested and none is expressed with respect to any other tax issues arising from the proposed transactions, including, but not necessarily limited to other Subchapter C or consolidated return consequences, state, local, and/or foreign tax consequences, and employee benefit tax consequences, which may arise as a result of the Holding Company Formation and the Distribution.

     Specifically, we have made no determination nor expressed any opinion as to any limitations, including, but not necessarily limited to, those which may be imposed under Section 382 of the Code, on the availability of net operating loss carryovers (or built-in losses), if any, after the Holding Company Formation and the Distribution. We have made no determination nor expressed any opinion as to the fair market value of any stock being converted or distributed in the Holding Company Formation and the Distribution.

     Our opinion, as stated above, is based in part on our reliance upon the information set forth above under the heading "Facts" and the information in the Documents described above. Any changes to the information or to the Documents may affect our conclusions stated above. Our opinion is also based upon our analysis of

Atlantic Southeast Airlines, Inc.                                        Page 11
ASA Holdings, Inc.                                              November 7, 1996


the Code, the regulations thereunder, current case law, and published rulings as of the date hereof. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. We have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date thereof.

     This opinion is being rendered only to the addressees in connection with the Holding Company Formation and the Distribution and is solely for the benefit of the addressees and the addressees' shareholders. This opinion may not be relied upon by any other person or persons, or used for any other purposes, including, but not necessarily limited to, filings with Governmental agencies (except as stated above, the consented filing with the Securities and Exchange Commission), without our prior written consent.

     This letter is an opinion of our firm as to the interpretation of certain provisions of existing Federal tax law and, as such, is not binding on the Service or the courts.

                                          Very truly yours,

                                               /s/  ERNST & YOUNG LLP
                                          --------------------------------------